Exhibit 10.2

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”), dated as of April 14, 2011, is by and between Double Eagle Holdings, Ltd., a Nevada corporation with an address at 20900 NE 30th Avenue, Eighth Floor, Aventura, FL 33180 (“the Company”), and Hank Durschlag,  an individual residing at 5403 McChesney DriveCharlotte, NC 29269 (“Consultant”).

WHEREAS, Fuse Science, Inc. has acquired from Consultant certain Technology (as such term is defined in that certain Assignment Agreement, dated as of April 14, 2011, by and  between Fuse Science, Inc. and Consultant; such agreement, the “Assignment Agreement”) pursuant to the Assignment Agreement;

WHEREAS, the shareholders of Fuse Science, Inc., including Consultant, have exchanged all of their shares of common stock of Fuse Science, Inc. for shares of common stock of  the Company pursuant to an Exchange Agreement, dated as of the date hereof, such that Fuse Science, Inc. is now a wholly-owned subsidiary of the Company; and

WHEREAS, the Company desires to retain Consultant as a consultant to provide any needed services with respect to the Technology.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Prerequisites; Term. Subject to the terms of this Agreement the Company hereby engages Consultant to provide consulting services for the Company and its affiliates for a period of one (1) year commencing on the date the effective date of the resignation of Consultant and Erik S. Phillips as officers and directors of the Company.

2.           Duties. In acting under this Agreement as consultant to the Company, Consultant shall perform the following services

a.	Work on renewing or adjusting the patents specified in the Assignment Agreement, if needed;

b.	Maintain relationship with Dr. Berkoff of Duke University;

c.	Alert the Company to new or emerging high potential products and inventions;

d.	Aid in the Company’s research and development of products and inventions and the commercialization of its products; and

f.
Perform appropriate research with respect to potential new products, advise the Company with respect to the desirability of pursuing such prospects, and assist the Company in any negotiations which may ensue therefrom.

Consultant shall be available for advice and counsel to the officers and directors of the Company and its affiliates subject to reasonable advance notice at such convenient times and places as may be mutually agreed upon.

3.           Compensation. In consideration of Consultant serving as consultant to the Company, the Company shall pay Consultant a  monthly retainer of Ten Thousand Dollars ($10,000) for a nine-month period of time commencing on the later of the (i) first day of the third full month after the date hereof (the “Third Month”), and  (ii) the date that the Company’s capital increases by at Least Five Hundred Thousand Dollars ($500,000) or more.  The Company shall also pay Consultant a one-time fee of Ten Thousand Dollars ($10,000) on the date that the Company’s capital initially increases by Fifty Thousand Dollars ($50,000).

4.           Expenses. The Company shall reimburse Consultant for reasonable expenses incurred by him in performing services under this Agreement, provided that: (a) Consultant submits to the Company evidence satisfactory to the Company of the amount and purpose of each such expense and (b) that Consultant obtains the Company’s written consent prior to incurring any expenses, such consent not to be unreasonably withheld.

5.           Confidential Information. During the term of this Agreement and any time following termination of this Agreement, Consultant shall not, directly or indirectly, disclose or permit to be known, to any person or entity, or use for any purpose other than as needed to perform consulting services for the Company or its affiliates, any confidential information acquired by him during the course of providing services under this Agreement that relates to the Company or any of its affiliates;  provided, however, that Consultant may disclose such information if requested or required by a government agency, regulatory or self-regulatory body with jurisdiction over Consultant.  For purposes hereof, the obligation to maintain confidentiality shall not apply to information which: (a) is otherwise known to Consultant (as evidenced by his written records), (b) is or enters into the public domain, through no fault of, action or failure to act by Consultant, (c) becomes known to Consultant from a third-party source whom Consultant does not know to be subject to any obligation of confidentiality, or (d) was independently developed by Consultant without any use of the information. Such confidential information includes without limitation proprietary information, trade secrets, know-how, market studies and forecasts, analyses of competitors, the substance of agreements with clients and others, and client lists.

6.           Company Property. All records, files, lists (including without limitation computer-generated lists), documents, equipment, and similar items relating to the business of the Company or any of its affiliates that Consultant prepares or receives from the Company or any of its affiliates will remain the Company’s sole property. Upon termination of this Agreement, Consultant shall promptly return to the Company all property of the Company or any of its affiliates that is then in his possession or under his control.

7.           No Violation. Consultant represents that his entry into this Agreement and his providing services hereunder will not conflict with any contract to which Consultant is a party.

8.           Nature of Relationship. In rendering services under this Agreement, Consultant will be an independent contractor and will not be considered as having an employee status or being entitled to participate in any Company employee plans, arrangements, or distributions.  The Company acknowledges that Consultant will be performing similar services for other clients and that Consultant is free to perform such services for other persons and entities.  This Agreement shall serve as notice of the resignation of Consultant as an officer and director of the Company, effective upon the expiration of the ten-day waiting period in accordance with Rule 14F of the Securities Exchange Act of 1934, and as an officer and director of any subsidiary of the Company.

9.           Notices. (a)    For a notice or other communication under this Agreement to be valid, it must be in writing and signed by the sending party, and the sending party must use one of the following methods of delivery: (i) personal delivery; (ii) registered or certified mail, in each case return receipt requested and postage prepaid; or (iii) nationally recognized overnight courier, with all fees prepaid.

(b)           For a notice or other communication under this agreement to be valid, it must be addressed to the receiving party at the one or more addresses listed below for the receiving party or to any other address designated by the receiving party in a notice in accordance with this Section 7. A party sending a notice to the other party under this Agreement must also send a courtesy copy to any address specified below under the address of the receiving party. Any failure to deliver such a courtesy copy does not constitute breach of the sending party’s obligations under this Agreement or affect the validity of any notice given hereunder.

If to the Company:

Double Eagle Holdings, Ltd.
20900 NE 30th Avenue, Eighth Floor,
Aventura, FL 33180
Attention:  Aitan Zacharin
Facsimile:

with a copy to:

Gracin & Marlow, LLP

The Chrysler Building

405 Lexington Avenue, 26th Floor

New York, NY 10174

Attention:  Leslie Marlow, Esq.

Facsimile: (212) 208-4657

If to Consultant:

Maurice E. Durschlag
5403 McChesney Drive
Charlotte, NC 29269

(c)           Subject to Section 7(d), a valid notice or other communication under this Agreement is effective when received by the receiving party. A notice or other communication is deemed to have been received as follows:

(1)	if it is delivered in person or sent by registered or certified mail or by nationally recognized overnight courier, upon receipt as indicated by the date on the signed receipt; and

(2)
if the receiving party rejects or otherwise refuses to accept it, or if it cannot be delivered because of a change in address for which no notice was given, then upon that rejection, refusal, or inability to deliver.

(d)           If a notice or other communication is received after 5:00 p.m. on a business day at the location specified in the address for the receiving party, or on a day that is not a business day, then the notice is deemed received at 9:00 a.m. on the next business day.

10.           Governing Law. This Agreement and all matters arising hereunder (including without limitation tort claims) are governed by the laws of the State of Florida, without giving effect to principles of conflict of laws.

11.           Amendment. This Agreement may be amended only by written agreement of the parties.

12.           Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which together constitute one and the same instrument.

The undersigned are signing this Agreement on the date stated in the introductory clause.

Double Eagle Holdings, Ltd.

By:	/s/ Aitan Zacharin
Name: Aitan Zacharin
Title: Chief Marketing Officer and Chief Information Officer

/s/ Hank Durschlag
Hank Durschlag